SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

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[ ] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CLEVELAND-CLIFFS INC

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[CLEVELAND-CLIFFS INC LETTERHEAD]

March 20, 2000

To the Shareholders of

  CLEVELAND-CLIFFS INC

      The Annual Meeting of Shareholders of Cleveland-Cliffs Inc will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 9, 2000 at 11:30 A.M. (Cleveland time).

      At the meeting, shareholders will act upon the election of Directors and a proposal to ratify the appointment of Ernst & Young LLP as independent public accountants. An explanation of each of these matters is contained in the attached Proxy Statement.

      The Board of Directors and management believe that the proposed actions are in the best interests of your Company. Whether or not you expect to be present at the Annual Meeting, we urge you to exercise your voting rights by signing and dating the enclosed proxy card and returning it in the accompanying envelope to ensure that your shares will be represented. In addition, this year we are pleased to offer record shareholders the opportunity to appoint proxy holders to vote their shares through the Internet or via toll-free telephone if they wish. Instructions for appointing proxies through the Internet or by telephone are contained on your proxy card. Whichever of these methods you chose, the named proxies will vote your shares in accordance with your instructions. Please note that failure to vote surrenders voting power to those who exercise their voting right. If you attend the meeting, you will be entitled to vote in person.

      We look forward to meeting with you at the Annual Meeting.

Sincerely,

/s/ John S. Brinzo
JOHN S. BRINZO
Chairman and Chief Executive Officer

It is important that your shares be represented at the meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

[CLEVELAND-CLIFFS INC LETTERHEAD]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 20, 2000

Dear Shareholder:

      The Annual Meeting of Shareholders of Cleveland-Cliffs Inc, an Ohio corporation (“Company”), will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 9, 2000 at 11:30 A.M. (Cleveland time) for the purpose of considering and acting upon:

1.	A proposal to elect 11 Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	A proposal to ratify the appointment of Ernst & Young LLP as the firm of independent public accountants to examine the financial statements of the Company and its consolidated affiliates for the year 2000; and

3.	Such other matters as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

      Shareholders of record at the close of business on March 13, 2000, are entitled to notice of and to vote at such meeting and any adjournment or adjournments thereof.

Very truly yours,

/s/ John E. Lenhard
JOHN E. LENHARD
Secretary and Associate General Counsel

It is important that your shares be represented at the meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

[CLEVELAND-CLIFFS INC LETTERHEAD]

PROXY STATEMENT

March 20, 2000

SOLICITATION, USE AND REVOCATION OF PROXIES

      The accompanying proxy is solicited by the Board of Directors of Cleveland-Cliffs Inc, an Ohio corporation (“Company”), for use at the Annual Meeting of Shareholders to be held on May 9, 2000, and any adjournment or adjournments thereof (“Meeting”). Any proxy may be revoked by a later proxy, by notice to the Company in writing or in open meeting, without affecting any vote previously taken.

OUTSTANDING SHARES AND VOTING RIGHTS

      As of March 13, 2000, the record date for the determination of persons entitled to vote at the Meeting, there were 10,714,796 of the Company’s Common Shares, par value $1.00 per share (“Common Shares”), outstanding. Each Common Share is entitled to one vote. This Proxy Statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about March 20, 2000.

ELECTION OF DIRECTORS

(Proposal No. 1)

      It is intended that proxies received will be voted, unless contrary instructions are given, to elect the 11 nominees named in the following table to serve until the next Annual Meeting of Shareholders and until their successors shall be elected.

      Should any nominee decline or be unable to accept such nomination to serve as Director, an event which the Company does not currently anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Directors, to the extent consistent with the Company’s Regulations.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

      Based upon information received from the respective Directors and nominees as of March 13, 2000 (except as otherwise indicated), the following information is furnished with respect to each person nominated for election as a Director.

Name, Age and Principal Occupation and	First Became
Employment During Past Five Years	Director

JOHN S. BRINZO, 58, Chairman and Chief Executive Officer of the Company since January 1, 2000. Mr. Brinzo served as President and Chief Executive Officer of the Company from November 10, 1997 through December 31, 1999; as the Company’s Executive Vice President-Finance and Planning from July 1, 1997 through November 9, 1997 and as Executive Vice President-Finance and Chief Financial Officer since before 1995.	1997

RONALD C. CAMBRE, 61, Chairman of the Board since January, 1995 and Chief Executive Officer since November, 1993 of Newmont Mining Corporation, an international mining company. Mr. Cambre served as President of Newmont Mining Corporation from June, 1994 to July, 1999. Mr. Cambre was previously with Freeport-McMoRan, a natural resources company, as Vice President and Senior Technical Advisor to the Office of the Chairman. Mr. Cambre is a Director of Newmont Mining Corporation and W.R. Grace & Co.	1996

RANKO CUCUZ, 56, Chairman of the Board since July, 1996 and Chief Executive Officer since October, 1992 of Hayes Lemmerz International, Inc., an international supplier of wheels to the auto industry. Mr. Cucuz is a Director of Hayes Lemmerz International, Inc. and National-Standard Company.	1999

JAMES D. IRELAND III, 50, Managing Director since January, 1993 of Capital One Partners, Inc., a private merchant banking firm. Mr. Ireland is also President since before 1995 of Briseis Capital Corporation, a private merchant banking firm. Mr. Ireland was Chairman of the Board from 1996 until March, 1998 of Sun Coast Industries, Inc., a plastics producer.	1986

G. FRANK JOKLIK, 71, Chairman since July, 1999 and Chief Executive Officer since November, 1995 of MK Gold Company, an international mining company. Mr. Joklik served as President of MK Gold Company from November, 1995 through July, 1999. Mr. Joklik was President and Chief Executive Officer of the Salt Lake Organizing Committee for the 2002 Olympic Winter Games from August, 1997 until February, 1999. From March, 1980 through June, 1993 Mr. Joklik served as President and Chief Executive Officer of Kennecott Corporation, an international mining company. Mr. Joklik is a Director of First Security Corporation and MK Gold Company.	1994

LESLIE L. KANUK, 70, Professor Emeritus at the Zicklin School of Business, Baruch College, City University of New York, and since before 1995, Professor of Marketing at the Graduate School and University Center of the City University of New York. Dr. Kanuk is a former Chairman of the Federal Maritime Commission.	1991

Name, Age and Principal Occupation and	First Became
Employment During Past Five Years	Director

ANTHONY A. MASSARO, 55, Chairman of the Board and Chief Executive Officer since April, 1997 of Lincoln Electric Holdings, Inc., a global manufacturer of welding and cutting products and consumables. Mr. Massaro served as President and Chief Executive Officer from September, 1996 through April, 1997; as President and Chief Operating Officer from April, 1996 through September, 1996 and as Executive Vice President, International Operations from January, 1994 through April, 1996 of Lincoln Electric. Mr. Massaro was previously with Westinghouse Electric Corporation where he was Group President. Mr. Massaro is a Director of Lincoln Electric Holdings, Inc., Thomas Industries, Inc. and Commercial Metals Corporation.	1999

FRANCIS R. McALLISTER, 57, Consultant. Former Chairman and Chief Executive Officer from April, 1999 through December, 1999 of ASARCO Incorporated, an international nonferrous metals mining company. Mr. McAllister served as President and Chief Operating Officer from January, 1998 through April, 1999 and as Executive Vice President-Copper Operations from May, 1993 to January, 1998 of ASARCO Incorporated. Mr. McAllister is a Director of Coeur d’Alene Mining Company.	1996

JOHN C. MORLEY, 68, Chairman of the Board of the Company from November 10, 1997 to December 31, 1999. Mr. Morley serves as Chairman of the Compensation and Organization Committee of the Company. Mr. Morley is President since August, 1995 of Evergreen Ventures, Ltd., a private investment firm. Mr. Morley is also retired as President and Chief Executive Officer and Director since before 1995 of Reliance Electric Company, a manufacturer of electrical, mechanical power transmission and telecommunications products and systems. Mr. Morley is a Director of Ferro Corporation and The Lamson & Sessions Co.	1995

STEPHEN B. ORESMAN, 67, President since January, 1991 of Saltash, Ltd., management consultants. Mr. Oresman was with Booz•Allen & Hamilton, Inc., management consultants, for 19 years where he was Senior Vice President and Chairman of Booz•Allen & Hamilton International, and previously held manufacturing positions at Bausch & Lomb and Acme Steel. Mr. Oresman is a Director of Technology Solutions Company and Starwood Financial Inc.	1991

ALAN SCHWARTZ, 59, Professor of Law at the Yale Law School and Professor at the Yale School of Management since before 1995. Mr. Schwartz was a Professor of Law and Social Science at the California Institute of Technology from 1979 through July, 1987. Mr. Schwartz is a Director of Rohn Industries, Inc.	1991

      Mr. Robert S. Colman, currently a Director of the Company, is not standing for re-election due to other business commitments.

      The Directors recommend a vote FOR each of the nominees listed above.

BOARD OF DIRECTORS AND BOARD COMMITTEES

      The members of the Board of Directors have diversified professional experience in general management, mining, finance, law, education, and other fields. There is no family relationship among any of the nominees and executive officers of the Company. Ten of the eleven nominees have no present or former employment relationship with the Company. None of the nominees have any business relationship with the Company. All nominees are independent Directors except Mr. Brinzo. The average age of the nominees is 61, ranging from 50 to 71. The average service of the nominees is 6 years, ranging from less than one year to 14 years.

      The Company has a progressive governance process with formal guidelines. During 1999, eight meetings of the Board of Directors were held and thirty-four meetings of all Board committees were held. Directors also discharge their responsibilities by review of Company reports to Directors, visits to Company facilities, correspondence with the Chairman and the Chief Executive Officer, and telephone conferences with the Chairman and Chief Executive Officer and Directors regarding matters of interest and concern to the Company. The Directors have Executive, Audit, Board Affairs, Compensation and Organization, Finance, Strategic Advisory, and Long Range Planning Committees. All committees regularly report their activities, actions, and recommendations to the Board. Seven Directors attended 100 percent of the meetings of the Company’s Board of Directors held during 1999. Four Directors attended 100 percent of the aggregate total of meetings of the Board of Directors and the Board Committees of which they were a member during 1999; four Directors attended at least 90 percent of such meetings; two Directors attended at least 75 percent of such meetings and Messrs. Joklik and Cucuz attended 68 percent and 62 percent of such meetings, respectively.

      The Executive Committee consists of Messrs. Morley (chairman), Brinzo, Cambre, Colman, Ireland and McAllister, and Dr. Kanuk. This Committee normally meets only when action is required before a regular Board meeting. It is empowered to act for the full Board of Directors on all matters, except it has no authority to fill vacancies among Directors or in any Committee of Directors, change officers of the Company, or declare dividends. Its members presently include the chairmen of the other standing committees. The Committee held no meetings during 1999.

      The Audit Committee, consisting of Messrs. Colman (chairman), Cambre, Massaro and Schwartz, reviews with the Company’s management, the internal auditors and the independent public accountants, the Company’s policies and procedures with respect to internal control; reviews significant accounting matters; approves the audited financial statements prior to public distribution; approves any significant changes in the Company’s accounting principles or financial reporting practices; reviews independent public accounting services; and recommends to the Board of Directors the firm of independent public accountants to examine the Company’s financial statements. The Committee held four meetings during 1999.

      The Board Affairs Committee, consisting of Messrs. Ireland (chairman), Joklik, Morley and Schwartz, and Dr. Kanuk, administers the Company’s compensation plans for Directors; monitors the Board governance process and provides counsel to the Board Chairman and Chief Executive Officer on Board governance and other matters; recommends changes in membership and responsibility of Board committees; and acts as the Board’s Nominating Committee and Proxy Committee in the election of Directors. Shareholders wishing to nominate director candidates for consideration by the Committee can do so by writing to the Secretary of the Company, giving the candidate’s name, appropriate biographical data and qualifications. The Committee held six meetings during 1999.

      The Compensation and Organization Committee, consisting of Messrs. Morley (chairman), Cambre, McAllister and Oresman, recommends to the Board of Directors the officers and compensation of officers; administers the Company’s compensation plans for officers; reviews organization and management development; evaluates the performance of the Chief Executive Officer; and obtains the advice of outside experts with regard to compensation matters. The Committee held seven meetings during 1999.

      The Finance Committee, consisting of Messrs. McAllister (chairman), Cucuz, Ireland and Oresman, and Dr. Kanuk, reviews the Company’s financial condition, financial policies, investment plans and benefit funds management. The Committee recommends dividend and other actions to the Board of Directors. The Committee held four meetings during 1999.

      The Strategic Advisory Committee, consisting of Messrs. Morley (chairman), Brinzo, Ireland, Joklik, McAllister and Oresman, reviews corporate strategy and related issues. The Committee held nine meetings during 1999.

      The Long Range Planning Committee, consisting of the full Board of Directors with Mr. Brinzo serving as chairman, facilitates informed decisions by the Board through review of business plans and special topics of interest. The Committee held four meetings during 1999.

DIRECTORS’ COMPENSATION

      During 1999, Directors who are not employees of the Company received an annual retainer of $25,000 and a fee of $1,000 for each Board of Directors meeting and a fee of $1,000 for each Board committee meeting attended. The committee chairmen, except Mr. Brinzo, each received an annual retainer of $2,500, and Mr. Morley received, in addition to his annual retainer, a monthly retainer of $10,000 as non-executive Chairman of the Board. Effective January 1, 2000, Mr. Brinzo replaced Mr. Morley as Chairman of the Board and consequently, the monthly retainer of $10,000 paid to Mr. Morley as non-executive Chairman, was discontinued. Mr. Brinzo receives no retainer for his position as Chairman of the Board.

      During 1996, the Board of Directors of the Company adopted a Nonemployee Directors’ Compensation Plan, which was approved by the Company’s shareholders on May 14, 1996, providing for the award of 1,000 Restricted Shares to nonemployee Directors first elected to the Board after June 30, 1995. The Plan also provided that all Directors must take 50% of their retainer in Common Shares and may elect to take up to 100% of the retainer and other fees in Common Shares. In 1999, the Plan was amended to provide that all Directors must take 40% of their retainer in Common Shares and may elect to take up to 100% of the retainer and other fees in Common Shares and that any new Director joining the Board on or after January 1, 1999 will be awarded 2,000 Restricted Shares of the Company. In addition, the Plan gives nonemployee Directors the opportunity to defer all or a portion of their annual retainer and other fees, whether payable in cash or Common Shares.

      Directors who joined the Board before January 1, 1999 also participate in either the Retirement Plan for Non-Employee Directors adopted in 1984 (1984 Plan) or the Nonemployee Directors Supplemental Compensation Plan established in 1995 (1995 Plan). The 1984 Plan provides that a non-employee Director elected before July 1, 1995, with at least five years of service, receives during his or her lifetime after retirement an amount equal to the annual retainer then paid to non-employee Directors. Under the 1995 Plan, a non-employee Director elected on or after July 1, 1995, with at least five years of service, receives after retirement a quarterly amount equal to fifty percent of the stated quarterly retainer in effect at the time of retirement for the period equal to the Director’s service. Under either Plan, in the event of a “change of control” causing the Director’s retirement, he or she receives the retirement payment prorated for any service less than five years. Directors who join the Board on or after January 1, 1999 are not eligible to participate in either Plan.

      The Company has entered into trust agreements with Key Trust Company of Ohio, N.A. relating to the Nonemployee Directors’ Compensation Plan, the Retirement Plan for Non-Employee Directors and the Nonemployee Directors’ Supplemental Compensation Plan, in order to establish arrangements for the funding and payment of the Company’s obligations to beneficiaries under such Plans.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

      The following table sets forth the amount and percent of Common Shares which, as of March 13, 2000 (except as otherwise indicated), are deemed under the rules of the Securities and Exchange Commission (“SEC”) to be “beneficially owned” by each Director (excluding the Chairman and Chief Executive Officer), by each nominee for Director, by the Company’s five most highly compensated executive officers, by such persons and the other executive officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934) known to the Company as of that date to be a “beneficial owner” of more than 5% of the outstanding Common Shares.

	Amount and Nature of “Beneficial Ownership”(1)

Directors and Nominees		Investment Power			Voting Power
(excluding Director, Chairman and	Beneficial							Percent of
Chief Executive Officer J.S. Brinzo)	Ownership(2)	Sole	Shared		Sole	Shared		Class(3)

Ronald C. Cambre	3,467	3,467	-0-		3,467	-0-		—

Robert S. Colman	3,517	3,517	-0-		3,517	-0-		—

Ranko Cucuz	2,197	2,197	-0-		2,197	-0-		—

James D. Ireland III	272,730	6,088	266,642	(4)	6,088	266,642	(4)	2.55%

G. Frank Joklik	2,862	2,862	-0-		2,862	-0-		—

Leslie L. Kanuk	3,517	3,517	-0-		3,517	-0-		—

Anthony A. Massaro	2,222	2,222	-0-		2,222	-0-		—

Francis R. McAllister	5,281	5,281	-0-		5,281	-0-		—

John C. Morley	15,046	15,046	-0-		15,046	-0-		—

Stephen B. Oresman	3,517	3,517	-0-		3,517	-0-		—

Alan Schwartz	2,017	2,017	-0-		2,017	-0-		—

	Amount and Nature of “Beneficial Ownership”(1)

		Investment Power		Voting Power
	Beneficial					Percent of
Named Executive Officers	Ownership(2)	Sole	Shared	Sole	Shared	Class(3)

John S. Brinzo	50,475	50,475	-0-	50,475	-0-	—

Thomas J. O’Neil	25,479	25,479	-0-	25,479	-0-	—

William R. Calfee	29,853	29,853	-0-	29,853	-0-	—

Edward C. Dowling	5,000	5,000	-0-	5,000	-0-	—

A. Stanley West	22,761	22,761	-0-	22,761	-0-	—

All Directors and Executive Officers as a Group (19 Persons)	488,726	222,084	266,642	222,084	266,642	4.56%

	Amount and Nature of “Beneficial Ownership”(1)

		Investment Power		Voting Power
	Beneficial					Percent of
Other Persons	Ownership(2)	Sole	Shared	Sole	Shared	Class(3)

Wellington Management Company, LLP (5) 75 State Street Boston, MA 02109	1,051,000	-0-	1,051,000	-0-	921,000	9.81%

Dimensional Fund Advisors Inc. (6) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	629,736	629,736	-0-	629,736	-0-	5.88%

Artisan Partners Limited Partnership (7) 1000 North Water Street, #1770 Milwaukee, WI 53202	564,200	-0-	564,200	-0-	564,200	5.27%

(1)	Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because “beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table. Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by the Directors, nominees and executive officers of the Company and filings made with the SEC or furnished to the Company by any shareholder.

(2)	Included in the shares shown are Common Shares subject to options granted by the Company which entitle the holder to acquire said shares within 60 days from March 13, 2000. Each of the Directors (excluding Mr. Brinzo) has such options as follows: Mr. Cambre, 500; Mr. Colman, 2,500; Mr. Cucuz, -0-; Mr. Ireland, 2,500; Mr. Joklik, 2,000; Dr. Kanuk, 2,500; Mr. Massaro, -0-; Mr. McAllister, 500; Mr. Morley, -0-; Mr. Oresman, 2,500 and Mr. Schwartz, 1,000; each of the named executive officers in the table has such options as follows: Mr. Brinzo, 7,000; Mr. O’Neil, -0-; Mr. Calfee, 4,375; Mr. Dowling, -0- and Mr. West, 2,000; and the Directors and executive officers as a group have 32,375 options. Performance shares earned for the performance period 1997 - 1999 by Messrs. Brinzo, O’Neil, Calfee, Dowling, and West, (the value of which is shown in the LTIP Payouts column of the “Summary Compensation Table” on page 8), are included in the shares shown in the table.

(3)	Less than 1%, except as otherwise indicated.

(4)	Of the 272,730 shares deemed under the rules of the SEC to be beneficially owned by Mr. Ireland, he is a beneficial holder of 6,088 shares. The remaining 266,642 shares are held in trusts, substantially for the benefit of a charitable foundation, as to which Mr. Ireland is a co-trustee with shared voting and investment powers. Of such shares in trusts, Mr. Ireland has an interest in the income or corpus with respect to 18,474 shares.

(5)	Except for Percent of Class, the information shown above was taken from the Schedule 13G, dated February 9, 2000 as filed by Wellington Management Company, LLP with the SEC.

(6)	Except for Percent of Class, the information shown above was taken from the Schedule 13G, dated February 4, 2000, as filed by Dimensional Fund Advisors Inc. with the SEC.

(7)	Except for Percent of Class, the information shown above was taken from the Schedule 13G, dated February 14, 2000 as filed by Artisan Partners Limited Partnership (Artisan Partners), Artisan Investment Corporation, the general partner of Artisan Partners (Artisan Corp.), and the principal stockholders of Artisan Corp., Mr. Andrew A. Ziegler and Ms. Carlene Murphy Ziegler.

EXECUTIVE COMPENSATION

      The following table sets forth all compensation earned by the Company’s five most highly compensated executive officers (“named executive officers”) with respect to the years shown for services rendered to the Company and its subsidiaries.

Summary Compensation Table

						Long Term Compensation

						Awards
			Annual Compensation
						Restricted	Securities
					Other Annual	Stock	Underlying	LTIP	All Other
Name and			Salary	Bonus	Compensation(1)	Awards(3)	Options	Payouts(4)	Compensation(5)
Principal Position	Year		($)	($)	($)	($)	(#)	($)	($)

John S. Brinzo	1999		421,000	-0-	—	-0-	-0-	123,485	17,250
Chairman and	1998		400,000	291,000	—	-0-	-0-	220,593	16,400
Chief Executive Officer	1997		280,729	112,000	—	-0-	-0-	309,816	11,509

Thomas J. O’Neil	1999		263,417	55,000	—	-0-	-0-	123,485	10,795
President and Chief	1998		250,000	155,000	—	-0-	-0-	220,593	10,249
Operating Officer	1997		231,000	100,000	—	-0-	-0-	206,544	9,466

William R. Calfee	1999		268,625	-0-	—	-0-	-0-	123,485	11,008
Executive Vice	1998		262,500	140,000	—	-0-	-0-	220,593	10,761
President-Commercial	1997		256,250	100,000	—	45,250 (6)	-0-	282,256	10,505

Edward C. Dowling, Jr.	1999		190,833	40,000	—	-0-	-0-	-0-	7,824
Senior Vice President-	1998		138,750	80,000	77,138	273,125 (7)	-0-	-0-	7,870
Operations	1997	(2)	-0-	-0-	—	-0-	-0-	-0-	7,704

A. Stanley West(8)	1999		198,833	30,000	—	-0-	-0-	71,252	8,146
Senior Vice	1998		189,792	108,000	—	-0-	-0-	128,679	7,779
President-Sales and	1997		183,750	66,500	—	25,275 (9)	-0-	185,900	7,531
Commercial Planning

(1)	The executive officers are reimbursed for business club membership expenses and other business perquisites, in amounts that are less than the reporting thresholds established by the Securities and Exchange Commission. In 1998, Mr. Dowling was reimbursed for moving, temporary living and real estate expenses in the amount of $49,411 and also received a signing bonus of $25,000.

(2)	Mr. Dowling joined the Company as Senior Vice President - Operations in April, 1998.

(3)	The aggregate number of shares of Restricted Stock held by Messrs. Brinzo, O’Neil, Calfee, Dowling and West, as of December 31, 1999 was 330, 4,800, 539, 4,500 and 294, respectively. The aggregate value of such shares as of December 31, 1999 was $10,271, $149,400, $16,776, $140,063 and $9,151, respectively. Dividends are payable on the shares of Restricted Stock reported in this column at the same rate as dividends on the Company’s other Common Shares.

(4)	The payout indicated for 1999 was determined in early 2000 for the 1997-1999 performance period under the Company’s performance share program. The Company’s closing stock price on March 13, 2000 of $22.5625 per share was used to determine the value of the payout. Pursuant to the terms of the 1992 Incentive Equity Plan, the Compensation and Organization Committee adjusted the Company’s objective for value added (earnings performance in excess of the cost of capital employed) applicable to this performance period to eliminate the effect of below-normal earnings during 1999, as compared to earnings for recent years. In connection with this adjustment, the Committee also determined to pay the resulting awards in the form of restricted shares, which are subject to forfeiture for three years in the event of termination of employment.

(5)	Amounts indicated for 1999 include cash contributed by the Company under the Cliffs Salaried Employees Supplemental Retirement Savings Plan as follows: $7,000, $6,581, $6,612, $7,824 and $6,193 on behalf of Messrs. Brinzo, O’Neil, Calfee, Dowling and West, respectively; and cash contributed by the Company under the Voluntary Non-Qualified Deferred Compensation Plan as follows: $10,250, $4,214, $4,396, $-0-and $1,953 on behalf of Messrs. Brinzo, O’Neil, Calfee, Dowling and West, respectively.

(6)	On January 1, 1997, the Company awarded 1,000 shares of Restricted Stock to Mr. Calfee. One-third of such award vested on each of the first, second and third anniversaries of the date of the award.

(7)	On April 1, 1998, the Company awarded 5,000 shares of Restricted Stock to Mr. Dowling. One-tenth of such award vested on the first anniversary of the date of the award, an additional one-tenth of such award will vest on each of the second, third and fourth anniversaries of the date of the award, and six-tenths of such award will vest on the fifth anniversary of the date of award.

(8)	Mr. West has entered into an agreement with the Company to provide consulting services for a period of 10 months following his retirement from the Company at the end of the year 2000. He will receive a consulting fee of $10,000 per month from January, 2001 through October, 2001. The agreement provides that Mr. West will be available for consulting assignments for a maximum of 90 hours per month during the consulting period. Mr. West will be prohibited from competing with the Company for the 10-month period beginning January 1, 2001. The agreement also provides that Mr. West will continue as Senior Vice President-Sales and Commercial Planning during the year 2000 at approximately 90% of his current salary and incentive compensation, with a corresponding reduction in his work schedule during this transition year.

(9)	On April 1, 1997, the Company awarded 600 shares of Restricted Stock to Mr. West. One-third of such award vested on each of the first and second anniversaries of the date of the award, and one-third will vest on the third anniversary of the date of the award.

     The Following table sets forth information relating to stock option grants made in 1999 under the Company’s 1992 Incentive Equity Plan to the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR(1)

	Individual Grants

		Percent of
	Number of	Total Options
	Securities	Granted to	Exercise
	Underlying	Employees	or Base		Grant
	Options Granted	in Fiscal	Price	Expiration	date present
Name	(#)	Year	($/Sh)	Date	value $(2)

John S. Brinzo	26,666	5.87	$54.14	01/12/09	162,663
	26,667	5.87	$64.97	01/12/09	111,468
	26,667	5.87	$75.80	01/12/09	77,068

Thomas J. O’Neil	13,333	2.94	$54.14	01/12/09	81,331
	13,333	2.94	$64.97	01/12/09	55,732
	13,334	2.94	$75.80	01/12/09	38,535

William R. Calfee	13,333	2.94	$54.14	01/12/09	81,331
	13,333	2.94	$64.97	01/12/09	55,732
	13,334	2.94	$75.80	01/12/09	38,535

Edward C. Dowling, Jr.	6,666	1.47	$54.14	01/12/09	40,663
	6,667	1.47	$64.97	01/12/09	27,868
	6,667	1.47	$75.80	01/12/09	19,268

A. Stanley West	6,666	1.47	$54.14	01/12/09	40,663
	6,667	1.47	$64.97	01/12/09	27,868
	6,667	1.47	$75.80	01/12/09	19,268

(1)	In January, 1999, the Company made a special one-time grant of non-qualified, strategic and premium priced stock options (“Strategic Options”) to elected officers (including the named executive officers) to further incentivize senior management to provide value to the Company’s shareholders. The Strategic Options grant was divided into three equal tranches, at the following exercise price for each tranche: (a) tranche A was priced at 25% above the Company’s market value on the date of the grant; (b) tranche B was priced at 50% above such market value; and (c) tranche C was priced at 75% above such market value. The market value per share on the date of grant of the Strategic Options was $43.3125. The Strategic Options normally do not vest until the beginning of the fifth year and may not be exercised until the beginning of the fifth year. In the event of a change in control of the Company, all Strategic Options become exercisable in full.

(2)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model has been used to calculate present value as of date of grant, January 12, 1999. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including stock price volatility, dividend yield, future interest rates and expected life of the option. The dollar values listed in this column were calculated using a variation of the Black-Scholes method based on the following assumptions: a volatility factor of .224, which was calculated using 82 monthly stock prices starting on April 30, 1992; an annualized risk-free rate of return of 4.80%, which was the rate available on the date of grant for U.S. Government issues with a term approximately equal to the expected life of the options; an expected dividend yield on the Common Stock of 3.42%, based upon its annual dividend rate of $1.50 per share at the date of grant; and the assumption that the options will be exercised after 6.81 years, based upon past history for stock option grants. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values listed in this column are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of the underlying shares of Common Stock on the date of exercise.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information about stock options exercised during the last fiscal year by the named executive officers, and the number of Common Shares covered by unexercised options and the aggregate value of options held at the end of such fiscal year.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		“In-the-Money” Options
	Acquired	Value	Options at FY-End (#)		at FY-End ($)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John S. Brinzo	-0-	-0-	7,000	80,000	$77,052	-0-
Thomas J. O’Neil	-0-	-0-	-0-	40,000	-0-	-0-
William R. Calfee	-0-	-0-	4,375	40,000	48,158	-0-
Edward C. Dowling, Jr.	-0-	-0-	-0-	20,000	-0-	-0-
A. Stanley West	-0-	-0-	2,000	20,000	22,015	-0-

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

      The following table sets forth information relating to the long-term incentive awards that were made on January 11, 1999 under the 1992 Incentive Equity Plan for the named executive officers.

			Estimated Future Payouts
	Number of	Performance	Under Non-Stock Price-Based Plans(1)
	Shares, Units	or Other	(Number of Shares)
	or Other	Period Until
Name	Rights	Maturation or Payout	Threshold	Target	Maximum

John S. Brinzo	16,000	1/1/99-12/31/01	4,000	16,000	28,000
Thomas J. O’Neil	8,000	1/1/99-12/31/01	2,000	8,000	14,000
William R. Calfee	8,000	1/1/99-12/31/01	2,000	8,000	14,000
Edward C. Dowling, Jr.	4,000	1/1/99-12/31/01	1,000	4,000	7,000
A. Stanley West	4,000	1/1/99-12/31/01	1,000	4,000	7,000

(1)  Estimated payout if certain performance levels are achieved. No payout occurs unless threshold performance is achieved.

      The above table presents information about performance shares granted during the year pursuant to the 1992 Incentive Equity Plan. Each performance share, if earned, entitles the holder to receive Common Shares in accordance with the above table, depending on the degree of achievement of specified Company objectives. The objectives, weighted equally at the target level, are relative total shareholder return (share price plus reinvested dividends) and value added (earnings performance in excess of the cost of capital employed) over a three-year performance period. Relative total shareholder return is determined against a predetermined group of mining and metal companies. Actual value added performance is determined based on the Company’s capital employed, earnings and cost of capital. The performance shares granted represent the number of Common Shares that would be earned if the average target level of the objectives is achieved by the Company; maximum payout is 175% of the performance shares granted and represents the number of Common Shares that would be earned if a superior level of the objectives is achieved by the Company; and threshold payout is 25% of the performance shares granted and represents the number of Common Shares that would be earned if a minimum level of the objectives is achieved by the Company. Attainment of objectives is measured on a combined basis. If achievement of one objective is below threshold, achievement of the other objective must be at least at threshold for any payout to occur. The number of Common Shares earned would be reduced to the extent necessary to prevent the value of the Common Shares paid to any participant from exceeding twice the market value of the Common Shares covered by the participant’s grant on the date it was granted. The Compensation and Organization Committee has the discretion to make distributions in cash in lieu of stock. Due to the Company’s abnormal financial results in 1999, as compared to the Company’s financial results for recent years, the Committee approved an adjustment for the three-year performance period ending December 31, 1999 in order to provide long-term incentive motivation for the upcoming years. The Committee approved treating the year 1999 as if performance, with respect to the cumulative value-added measure, had been at the minimum rather than realizing the full magnitude of the 1999 performance shortfall, and assigned the year 1999 a negative value added of $6.2 million, compared to 1997 and 1998 which generated a combined positive value added of $4.1 million. No adjustment was made to the total shareholder return measure. With that modification, the Committee confirmed that for the three-year performance period ending December 31, 1999, the Company achieved an average performance of 84.2 percent in respect to the Company’s objectives for value added and total shareholder return. The payout compares to an average payout of 119.1 percent for the periods ending December 31, 1997 and 1998. As a result, the Committee approved a payout of 48,366 restricted shares, the value of which for the named executive officers is shown in the

LTIP Payouts column of the “Summary Compensation Table” on page 8. The Company’s calculated value added for the three-year performance period, after giving effect to the adjustment, was negative $2.1 million, as compared to the established target under the Company’s performance share program of $6.4 million. The established target was based on a weighted average cost of capital of 11 percent. The Company’s average total shareholder return ranked in the 49th percentile of its peer group of 34 mining and metal companies, versus the established Company’s performance share program target of the 55th percentile. Each performance measure at target level is weighted 50 percent.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

      The Company’s continuing objective is to provide superior sustainable value to its shareholders and other stakeholders. The Company’s compensation structure is designed to serve this objective by providing sufficient total compensation to attract and retain high-performing employees. The compensation structure places a significant portion of compensation at risk with the performance of the Company, the organizational unit, and the individual. The portion at risk increases with responsibility level of the employee.

      Executive compensation consists of salary, annual incentive bonus opportunity, long-term equity incentive opportunity, general employee benefits, and other minor benefits. In determining executive compensation structure, the Committee considers current Company objectives, market survey data, and recommendations of consultants and the Chief Executive Officer. A broad group of industrial companies of comparable operations scope is used for competitive surveys.

      The Company has selected the S&P Iron and Steel Group Index and the S&P Metals Mining Group Index for the comparative stock price performance graph on page 16 because no meaningful iron ore peer group index is available. The survey group for executive compensation comparison is larger than the relevant industry groups for stock price performance comparison.

      Federal income tax legislation enacted in 1993 limits the deductibility of certain executive compensation in excess of $1 million. The Company has not had such non-deductible payments and does not expect such payments for year 2000. If non-deductible payments would become likely in a future year, the Committee would determine appropriate action in light of the Company’s circumstances at that time. Deferral of any non-deductible compensation until retirement is a potential action in such event.

Salaries

      The Company strives to maintain salary range midpoints at the 50th percentile of market survey data. Actual salaries reflect responsibility, performance, and experience. Salary increases are awarded periodically based on individual performance, when allowed by economic conditions.

      In 1999, the named executive officers, excluding the Chief Executive Officer, received an aggregate salary merit increase of 6 percent. The named executive officers, excluding the Chief Executive Officer, received no salary merit increases in 1998. In 1998, one named executive officer received an increase in salary to reflect a broadening of responsibility. Salaries as of the end of 1999 represent 101 percent of aggregate salary range midpoints of the named executive officers.

      In 1998, the Committee retained an executive compensation consultant and designed, in conjunction with the Chief Executive Officer, certain revisions in the Company’s executive compensation program. The Committee recommended and the Board of Directors approved, effective in 1999, changes in executive compensation with respect to the Company’s annual incentive opportunity, long-term incentive opportunity, deferred compensation plan, and stock ownership guidelines.

Annual Incentive Opportunity

      The Company maintains a Management Performance Incentive Plan (“MPI Plan”) which provides an incentive opportunity for management employees of the Company and certain subsidiaries to earn an annual cash bonus. A separate incentive plan exists for salaried personnel at operating units and related service units in order to align incentives and responsibilities.

      Under the MPI Plan, each participant has a designated target bonus reflecting the participant’s responsibility level. The targets for the named executive officers range from 40 to 55 percent of the officer’s salary range midpoint, depending on responsibility level. Target bonuses for other elected officers range from 20 to 35 percent of the respective salary range midpoint. Awards can range from zero to 300 percent of the target amount for officers and zero to 200 percent of the target amount for other participants. In 1998, the Committee approved, for years beginning in 1999, the method for determining the total cash bonus pool for officers, which is based on a percentage of the Company’s pre-tax return on net assets for the year (“Rona”). The levels of Rona required under the bonus funding structure will be calibrated each year against the recent historical performance of a peer group of metals and mining companies. Such pool can be zero and cannot exceed 300 percent of the officers’ aggregate target bonuses. Of the pool, 75% will be distributed to officers on a ratable basis according to their target bonuses. The remaining 25% of the pool will be distributed based upon a judgment by the Chief Executive Officer and the Committee as to how well each officer’s performance has supported the Company in meeting its strategic objectives for the year. An additional bonus pool of 10% of target bonuses will be set aside for distribution to the officers at the discretion of the Chief Executive Officer. When used, discretionary awards will reward executives whose contributions to achievement of strategic objectives exceeded expectations.

      Objectives for the Company and executive officers are reviewed by the Board of Directors at the beginning of each year, and related performance reports are reviewed at regular Board meetings throughout the year. At the end of each year, the Committee reviews Company, unit, and individual performance for the year in relation to past results, the current year objectives, and the competitive and economic environment. The Committee also considers the recommendations of the Chief Executive Officer in regard to all participants except himself. The Committee then determines the total bonus pool, based on the bonus funding formula, for the participants and the award to each elected officer and gives the Chief Executive Officer authority to determine final awards to non-officer participants within the total pool allowance.

      A composite judgment is made by the Committee in determining awards under the MPI Plan. The Company’s earnings are a key determinant, but other accomplishments or disappointments with implications for future Company performance may also receive substantial consideration in any year. MPI Plan awards reflect the Committee’s judgment of individual and unit performance in such areas as sales, new business development, operations, business technology, product and process quality, safety and environmental management, expenditure control, human resource programs, financial management, information technology, legal activities, and public affairs. The continuing benefit to the Company of the cumulative performance and experience of the participant may also be considered. All such matters are evaluated collectively without assignment of weights.

      In 1999, the Company experienced the effects of a global steel recession that started in 1997. Imports of finished and semi-finished steel, much of it unfairly traded, flooded into North America in 1998 and 1999, causing reduced demand for iron ore in North America as blast furnace production was reduced. International iron ore pellet prices declined 13 to 14 percent and global pellet competition increased. A major customer also reduced its pellet take because of a major blast furnace outage. As a result, sales volume in 1999 declined markedly, and the Company curtailed mine production to control iron ore inventory. Difficulties with the start-up of the Company’s hot briquetted iron plant in Trinidad also adversely affected profits. As a result, the Company’s profits in 1999 were sharply lower than in 1998 and did not produce a sufficient Rona to generate any MPI Plan bonus pool. In view of the significant effort to manage through this difficult period, position the Company for better results in 2000, and provide incentive to promote retention of executive talent, the Committee approved a discretionary bonus pool equal to 24 percent of target bonus for 1999 that was awarded to only 34 percent of MPI Plan participants based on demonstrated accomplishment.

      Bonuses for the named executive officers, excluding the Chief Executive Officer, totaled $125,000 for 1999, (31 percent of applicable total target bonuses) versus $483,000 for 1998 (131 percent of applicable total target bonuses).

      At the discretion of the Committee, awards under the MPI Plan may be made in cash or shares of the Company’s stock or a combination thereof, and restrictions may be placed on the vesting of any stock award.

Long-Term Incentive Opportunity

      The 1992 Incentive Equity Plan (“Plan”), as approved by the shareholders, is intended to align the interests of key management and the shareholders. In 1997, the Plan was amended, as approved by shareholders, to increase the number of the Company’s shares available for issuance by 555,000 shares, limit the number of the Company’s shares which can be issued as Restricted Shares and Deferred Shares under the Plan to 150,000 shares (excluding awards conditioned on the attainment of management objectives), provide that stock options may be transferable, prohibit the re-pricing of “underwater options”, provide the Committee with additional flexibility to modify management objectives relating to performance-based awards if business circumstances warrant, and eliminate automatic granting of formula awards of stock options to Directors. In 1999, the Plan was further amended, as approved by the shareholders, to further increase the number of the Company’s shares available for issuance by 550,000 shares.

      Under the Plan, a long-term performance share program (“Performance Share Program”) was installed in 1994 to further align the interests of designated executives and the shareholders in increasing return on invested capital and long-term shareholder value. The Performance Share Program provides the participants the opportunity to receive shares of Company stock or, at the Committee’s discretion, equivalent cash value, based on Company performance against specific financial objectives.

      Starting in 1994, grants of performance shares are made annually to certain key employees based on responsibility level. Performance for the 1997 grants was determined for the period, 1997-1999, as described below. Performance against specific financial objectives for the 1998 and 1999 grants will be determined in early 2001 and 2002 for the three-year periods, 1998-2000 and 1999-2001, respectively. The percentage of performance shares earned can range from zero to 175 percent. For 1999 and 1998 the named executive officers, excluding the Chief Executive Officer, were granted 24,000 and 22,500 performance shares, respectively. For a detailed description of the 1999 grants, objectives and estimated future payout opportunities, see “Long-Term Incentive Plans — Awards in Last Fiscal Year” on page 10.

      Due to the Company’s abnormal financial results in 1999, as compared to the Company’s financial results for recent years, the Committee approved an adjustment for the three-year performance period ending December 31, 1999 in order to provide long-term incentive motivation for the upcoming years. The Committee approved treating the year 1999 as if performance, with respect to the cumulative value-added measure, had been the minimum rather than realizing the full magnitude of the 1999 performance shortfall, and assigned the year 1999 a negative value added of $6.2 million, compared to 1997 and 1998 which generated a combined positive value added of $4.1 million. No adjustment was made to the total shareholder return measure. With that modification, the Committee confirmed that for the three-year performance period ending December 31, 1999, the Company achieved an average performance of 84.2 percent in respect to the Company’s objectives for value added and total shareholder return. The payout compares to an average payout of 119.1 percent for the periods ending December 31, 1997 and 1998. As a result, the Committee approved a payout of 48,366 restricted shares, the value of which for the named executive officers is shown in the LTIP Payouts column of the “Summary Compensation Table” on page 8. The restricted shares provide for a three-year vesting period to incentivize retention. The Company’s calculated value added for the three-year performance period, after giving effect to the adjustment, was negative $2.1 million, as compared to the established target under the Company’s performance share program of $6.4 million. The established target was based on a weighted average cost of capital of 11 percent. The Company’s average total shareholder return ranked in the 49th percentile of its peer group of 34 mining and metal companies, versus the established Company’s performance share program target of the 55th percentile. Each performance measure at target level is weighted 50 percent.

      No general program of restricted stock awards to executive officers has existed since 1988; however, the Committee periodically uses such incentives on a selective basis, primarily for retention and recruiting purposes.

Deferred Compensation Plan

      Under the Company’s Voluntary Non-Qualified Deferred Compensation Plan (“VNQDC Plan”), officers and other senior management employees are permitted to defer, on a pre-tax basis, up to 50 percent of their base salary and all or a portion of their bonus under the MPI Plan, or their stock award or cash award which may be payable under the Performance Share Program. In 1999, the Committee approved the changes to the VNQDC

Plan which permits a participant to exchange up to 100 percent of a participant’s cash bonus award under the MPI Plan for Company stock (“Exchanged Shares”) based upon the market price of the Company stock on the deferral date of the bonus payment into the VNQDC Plan. In the event of such exchange, the Company will match for the participant the Exchanged Shares with an award of restricted shares equal to 25 percent of the market value of the Exchanged Shares. Exchanged Shares must be deferred for at least five years and the restricted shares will have a five-year vesting period.

Stock Option Awards

      In 1999, the Committee made a special one-time grant of non-qualified, strategic and premium priced stock options (“Strategic Options”) to each elected officer to further incentivize senior management to provide value to the Company’s shareholders. The Strategic Options grant was divided into three equal tranches, at the following exercise price for each tranche: (i) tranche A was priced at 25% above the Company’s market value on the date of grant; (ii) tranche B was priced at 50% above such market value; and (iii) tranche C was priced at 75% above such market value. The market value per share on the date of grant of the Strategic Options was $43.3125. All three tranches are exercisable over a ten-year period; however, the Strategic Options normally will not vest until the beginning of the fifth year. The Committee in 1999 granted a total of 326,000 Strategic Options, of which the named executive officers, excluding the Chief Executive Officer, were granted 120,000 Strategic Options.

      The Committee has also authorized awards of incentive stock options to certain key management employees, excluding participants in the Performance Share Program, generally with an annual limit of 130,000 shares. The exercise price of all stock options awarded under the 1992 Incentive Equity Plan to such management employees has been the market price when awarded, adjusted for business spin-offs and special distributions to shareholders.

Chief Executive Officer Compensation

      Mr. Brinzo was elected President and Chief Executive Officer of the Company, effective November 10, 1997, and became Chairman and Chief Executive Officer of the Company on January 1, 2000. He has 30 years with the Company and has served as a senior officer of the Company since 1987.

      Mr. Brinzo received no salary adjustment in 1998 and on June 1, 1999 received a salary adjustment of $36,000. As a result of Mr. Brinzo’s election to Chairman of the Board, he received a salary increase of 9.4 percent or $41,000 to $477,000, effective January 1, 2000, which brought his salary to 92 percent of his new position salary range mid point of $519,000 with a target bonus of 55 percent of midpoint.

      Mr. Brinzo received no MPI Plan award for 1999, compared to $291,000 (125 percent of his target bonus) for 1998. The Committee’s recommendation to the Board not to grant Mr. Brinzo an MPI Plan award was based on the decrease in the Company’s net income, a major determinant in Chief Executive Officer performance, as well as Mr. Brinzo’s own recommendation.

      Mr. Brinzo was granted 16,000 and 15,000 performance shares for 1999 and 1998, respectively, under the Performance Share Program. Mr. Brinzo’s 1999 Performance Share Program payout was calculated in the same way as the payout to all other participants, as discussed under Long-Term Incentive Opportunity, and the value of the payout earned by Mr. Brinzo is disclosed under the LTIP Payouts column of the “Summary Compensation Table” on page 8. Mr. Brinzo was granted 80,000 Strategic Options in 1999.

      The Chief Executive Officer is not present when the Committee reviews his performance and determines his compensation.

Stock Ownership Guidelines

      In 1999, the Board, with the Committee’s recommendation, established stock ownership guidelines for elected officers, which guidelines include Company shares owned outright; shares owned in a 401(k) or other savings plan, including Company matching shares in those plans; shares of restricted stock, and shares held in an executive officer’s VNQDC Plan account. The ownership guidelines, based on salary grade mid-points are: (i) for the Chief Executive Officer, a value of shares equal to four times 1998 base salary; (ii) for the President and Chief Operating Officer, a value of shares equal to three times 1998 base salary; (iii) for the Executive and Senior Vice Presidents, a value of shares equal to two and a half times 1998 base salary; and (iv) for other elected officers, a value of shares equal to one and a half times 1998 base salary. Presently, the Committee is reviewing a timetable for reaching the guideline ownership levels.

Company Performance Comparisons

      For the five-year period, 1995-1999, the total return on the Company’s Common Shares was a negative .1 percent, which was better than the total return of the S&P Iron and Steel Group, but trailed the total returns of the S&P Metals Mining Group and the S&P 500 Stock Index. For the year 1999, Cliffs’ total return was a negative 19.2 percent, which trailed the peer group returns and the return for the broader market.

	Total Shareholder
	Return

	Year	Five Years
	1999	1995-1999

Cleveland-Cliffs Inc	(19.2)%	(.1)%

S&P 500 Stock Index	21.1	251.2

S&P Iron and Steel Group Index	10.0	(20.3)

S&P Metals Mining Group Index	90.1	3.8

      The Committee believes that the Company’s compensation structure provides appropriate alignment of the long-term interest of key management, the Company, and its shareholders. The long-term and cyclical nature of the Company’s business can make shorter-term comparison of executive compensation and stock prices misleading.

      The foregoing report has been furnished by the members of the Compensation and Organization Committee as set forth below:

J. C. Morley, Chairman
R. C. Cambre
F. R. McAllister
S. B. Oresman

SHAREHOLDER RETURN PERFORMANCE

      The following graph shows changes over the past five-year period in the value of $100 invested in: (1) Cliffs’ Common Shares; (2) S&P 500 Stock Index; (3) S&P Iron and Steel Group Index; and (4) S&P Metals Mining Group Index. The values of each investment are based on price change plus reinvestment of all dividends.

FIVE-YEAR CUMULATIVE TOTAL RETURNS
Value of $100 Invested at December 31, 1994

LINE GRAPH

Value at December 31

	1994	1995	1996	1997	1998	1999

Cliffs’ Common	100	114	131	136	124	100
S&P 500 Stock	100	138	169	226	290	351
S&P Iron and Steel	100	93	83	84	72	80
S&P Metals Mining	100	111	113	76	55	104

PENSION BENEFITS

      The following table shows the approximate maximum annual pension benefit under the Company’s qualified pension plans, together with the Supplemental Plan described below, which would be payable to employees in various compensation classifications at age 65 with representative years of service. The amounts listed in the table are computed on an automatic joint and survivorship annuity basis and are subject to an offset of 50% of Social Security benefits through December 31, 2000 and the equivalent offset thereafter.

Average Annual
Compensation of 60	Annual Benefits for
Highest Consecutive	Years of Service Indicated
Months in Last 120
Months Preceding Retirement	15 yrs.	20 yrs.	25 yrs.	30 yrs.	35 yrs.	40 yrs.

$100,000	$24,750	$33,000	$41,250	$49,500	$57,750	$66,000
$150,000	37,125	49,500	61,875	74,250	86,625	99,000
$200,000	49,500	66,000	82,500	99,000	115,500	132,000
$250,000	61,875	82,500	103,125	123,750	144,375	165,000
$300,000	74,250	99,000	123,750	148,500	173,250	198,000
$350,000	86,625	115,500	144,375	173,250	202,125	231,000
$400,000	99,000	132,000	165,000	198,000	231,000	264,000
$450,000	111,375	148,500	185,625	222,750	259,875	297,000
$500,000	123,750	165,000	206,250	247,500	288,750	330,000
$550,000	136,125	181,500	226,875	272,250	317,625	363,000
$600,000	148,500	198,000	247,500	297,000	346,500	396,000

      The table is based on a 1.65% pension formula. The Internal Revenue Code of 1986 (“Code”) places limitations on the benefits which may be paid from a qualified pension plan. The Company has a nonqualified Supplemental Retirement Benefit Plan (“Supplemental Plan”) providing for the payment from general funds of the benefits which would be lost by Supplemental Plan participants as a result of present or future Code or other government limitations.

      The compensation used to determine benefits under the Company’s pension plans is the sum of salary and bonus paid to a participant during a calendar year. Pensionable earnings for each of the Company’s named executive officers during 1999 include the amount shown for 1999 in the Salary column of the “Summary Compensation Table” on page 8, plus the amount of bonus earned in 1998 and paid in 1999, as shown in the Bonus column of the Summary Compensation Table for 1998. Pensionable earnings in 1999 for Messrs. Brinzo, O’Neil, Calfee, Dowling and West were $712,000, $418,417, $408,625, $270,833 and $306,833, respectively. Messrs. Brinzo, O’Neil, Calfee, Dowling and West have 30, 8, 27, 1, and 32 years, respectively, of credited service under the Company’s qualified pension plan.

AGREEMENTS AND TRANSACTIONS

      Effective January 1, 2000, the Company entered into severance agreements with named executive officers John S. Brinzo, Director, Chairman and Chief Executive Officer, Thomas J. O’Neil, President and Chief Operating Officer, and William R. Calfee, Executive Vice President-Commercial, (“Agreements”), which specify certain financial arrangements that the Company will provide upon the termination of such officers’ employment with the Company under certain circumstances. The Agreements are intended to ensure continuity, stability and fair treatment of such executive officers of the Company in the event of a “change in control” of the Company (as defined in the Agreements). The term of the Agreements ends December 31, 2001, but will be extended at the end of each year commencing with the year 2000 for an additional year, unless the Company or the officers give notice that it or they do not want the term extended.

      Under the Agreements, if during the 2-year period following a “change in control”, the officer is terminated by the Company without “cause”, or resigns after (i) not being maintained in his prior position, (ii) being reduced in duties, compensation or benefits, (iii) determining he is unable to carry out his duties and responsibilities, or (iv) being relocated without his consent (and also in the case of J. S. Brinzo, resigns within 30 days following the first anniversary of a “change in control”), such officer would be entitled (a) to lump sum payments of 3 years of base pay and incentive compensation, (b) to a lump sum payment of the then present value of the pension benefits that he would be entitled to receive 3 years after his termination of employment, and (c) to continue participation in medical and other welfare benefit plans for 3 years after his termination of employment. The Agreements also entitle the officers to vesting of all incentive pay at the greater of target or actual performance, and medical and life insurance benefit continuation for life upon retirement or following termination, unless the termination was for “cause”. In addition, the Agreements provide that the officers are eligible for reimbursement of outplacement expenses up to 15% of base pay. The Company will protect the officers against any imposition of excise tax on “excess parachute” payments under the Code by providing “gross up” payments to the officers. The Agreements provide that the officers will not compete with the Company for two years following their termination of employment under the Agreements. In addition, Agreements have been entered into with two other officers, who are not named executive officers, which Agreements provide for severance and benefit payments covering either 2 or 3 years in the event of a “change in control”.

      None of these Agreements create employment obligations for the Company. Both before and after the occurrence of a “change in control”, the Company may terminate the employment of any of such officers for “cause”, without an obligation to pay severance compensation or benefits.

      During 1999, the Board of Directors of the Company approved the Change in Control Severance Pay Plan effective January 1, 2000 (“Severance Plan”) which presently covers 16 key employees, including named executive officer E. C. Dowling. The Severance Plan replaces the prior Severance Plan for Key Employees. The Severance Plan is designed to assure continuity, stability, and fair treatment of employees in key positions in the event of a “change in control” of the Company (as defined in the Severance Plan). Under the Severance Plan, if during the 2-year period following a “change in control”, in the case of a Senior Vice President, Vice President, Controller or Secretary of the Company, a participant is terminated by the Company without “cause” or resigns after (i) not being maintained in his or her prior position, (ii) being reduced in compensation or benefits, or (iii) being relocated without consent, he or she is entitled to (a) receive a lump sum payment in the amount of 2 years of base pay and incentive compensation, (b) receive a lump sum payment of the then present value of the pension benefits that he or she would be entitled to receive 2 years after his or her termination of employment, and (c) continue participation in medical and other welfare benefit plans for 2 years after his or her termination of employment; or in the case of a Mine Manager of a Subsidiary of the Company, a participant is terminated without “cause” or resigns after (i) being reduced in compensation or benefits or (ii) being relocated without consent, he or she is entitled to (a) receive a lump sum payment in the amount of 1 year of base salary and incentive compensation, (b) receive a lump sum payment of the present value of the pension benefits that he or she would be entitled to receive 2 years after his or her termination of employment, and (c) continue participation in medical and other welfare benefit plans for 1 year after his or her termination of employment. Participants are entitled to vesting of all incentive pay at the greater of target or actual performance, and to medical and life insurance benefit continuation for life following termination, unless the termination was for “cause”. Also, participants are eligible for reimbursement of outplacement expenses up to 15% of base pay. The Severance Plan provides that the participants will not compete with the Company for the 2 or 1 year period for which they are receiving severance pay. Individuals who would be covered by the Severance Plan, but who receive severance pay and benefits pursuant to the Agreements or another plan or agreement signed on behalf of the Company, are not entitled to benefits under the Severance Plan. All benefits payable under the Severance Plan are to be derived from the Company’s then current operating funds. None of the obligations of the Company described above exist unless a “change in control” has occurred. The Company will protect the participant against imposition of any excise tax on “excess parachute” payments under the Code by providing “gross up” payments to the participant. The Severance Plan terminates December 31, 2001, but will be extended at the end of each year commencing with the year 2000 for an additional year, unless the Company gives notice that the termination date is not to be extended.

      The Company has two trust agreements with Key Trust Company of Ohio, N.A. which relate to the Agreements and the Severance Plan. The first such trust agreement provides for the payment of the benefits arising under the Agreements, and the second trust agreement provides for reimbursement of legal fees and expenses incurred by the officers in enforcing their rights under the Agreements and by the key employees under the Severance Plan.

      The Company has indemnification agreements (“Indemnification Agreements”) with each current member of the Board of Directors. The form and execution of the Indemnification Agreements were approved by the Company’s shareholders at the Annual Meeting convened on April 29, 1987. Such Indemnification Agreements essentially provide that to the extent permitted by Ohio law, the Company will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of the Board. In connection with the foregoing Indemnification Agreements, the Company has entered into a trust agreement with Key Trust Company of Ohio, N.A. pursuant to which the parties to the Indemnification Agreements may be reimbursed with respect to enforcing their respective rights under the Indemnification Agreements.

      In order to promote mutual appreciation of management and union interests, the Company and the United Steel Workers of America (“USWA”) reached agreement in 1996 on a process to jointly designate a member of the Board of Directors of the Company, pursuant to a general understanding between the USWA and certain Company subsidiaries reached in 1993. Such designee would be subject to annual nomination by the Company, election by vote of the shareholders, and all laws and Company policies applicable to the Board of Directors. In the event a member is jointly designated in the future, the total number of Directors will be increased to include such designee. Under the recently settled labor negotiations in 1999 with the USWA, the agreement was extended to July 31, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s Directors and officers and persons who own 10% or more of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and 10% or greater shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company’s review of the copies of such Forms it has received, and written representations by such persons, the Company believes that all of its Directors and officers complied with all filing requirements applicable to them with respect to transactions in the Company’s equity securities during the fiscal year ended December 31, 1999.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

(Proposal No. 2)

      A proposal will be presented at the Meeting to ratify the appointment of the firm of Ernst & Young LLP as independent public accountants to examine the books of account and other records of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 2000. Representatives of Ernst & Young LLP are expected to be present at the Meeting. Such representatives will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. Although such ratification is not required by law, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants would be considered by the Board in determining whether or not to continue the engagement of Ernst & Young LLP.

      The Directors recommend a vote FOR this proposal to ratify the appointment of Ernst & Young LLP as your Company’s independent public accountants.

ANNUAL REPORT

      The Company’s 1999 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the SEC. Additional copies of such report are available upon request. To obtain additional copies of such Annual Report please contact the Company’s Investor Relations Department at (216) 694-5459.

GENERAL INFORMATION

      The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. Officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, or in person. Finally, the Company has retained Georgeson Shareholder Communications Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above, at an anticipated cost of $10,000, plus reasonable expenses.

      Pursuant to regulations of the SEC, the material appearing under the captions “Compensation Committee Report on Executive Compensation” and “Shareholder Return Performance” are not deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

      The Common Shares represented by properly authorized proxies will be voted as specified. It is intended that the Common Shares represented by proxies on which no specification has been made will be voted FOR the election of the nominees for Director named herein or such substitute nominees as the Board of Directors may designate, FOR ratification of Ernst & Young LLP as the firm of independent public accountants to examine the books of account and other records of the Company and its consolidated affiliates for the fiscal year 2000 and at the discretion of the persons named as proxies on all other matters which may properly come before the Meeting.

      At the Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Meeting. The Company intends to treat properly authorized proxies that are marked “abstain” or that are held in “street name” by brokers and are not voted on one or more particular proposals (if otherwise voted on at least one proposal) as “present” for purposes of determining whether a quorum has been achieved at the Meeting. The candidates for Directors receiving a plurality of the votes will be elected. Votes withheld in respect of the election of Directors will not be counted in determining the outcome of that vote. In respect of the proposal to ratify the appointment of the independent public accountants, abstentions will be treated as votes against the proposal, and broker non-votes will be treated as having no effect on the outcome of the vote.

      If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her Common Shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of the Board of Directors’ nominees as is possible.

OTHER BUSINESS

      It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Deadline for Inclusion in Proxy Materials

      Any proposal by a shareholder of the Company intended to be presented at the year 2001 Annual Meeting of Shareholders must be received by the Company on or before November 19, 2000 to be included in the proxy materials of the Company relating to such meeting.

Discretionary Voting of Proxies

      In accordance with recent amendments to Rule 14a-4 under the Securities Exchange Act of 1934, if notice of a proposal by a shareholder of the Company intended to be presented at the year 2001 Annual Meeting of Shareholders is received by the Company after February 2, 2001, the persons authorized under the Company’s management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at the Company’s Annual Meeting of Shareholders to be held in year 2001.

IMPORTANT

To assure your representation and a quorum for the transaction of business at the Meeting, please sign, date and return the enclosed proxy card promptly, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

CLEVELAND-CLIFFS INC

Notice of

Annual Meeting
of Shareholders
to be held on
May 9, 2000
and
Proxy Statement

COMMON                   CLEVELAND-CLIFFS INC
SHARES      18TH FLOOR DIAMOND BUILDING - CLEVELAND, OHIO 44114-2589

   P       This proxy is solicited on behalf of the Board of Directors

   R
                  The undersigned hereby appoints J.D. Ireland III, G. F.
   O     Joklik, L.L. Kanuk, J.C. Morely and A. Schwartz, as Proxies, each with the power of substitution, and hereby authorizes them to represent and to
   X     vote all of Cleveland-Cliffs Inc Common Shares held of record by the undersigned on March 13, 2000, at the Annual Meeting of Shareholders to
   Y     be held on May 9, 2000, or at any adjournment or adjournments thereof, as follows:

               Election of Directors, Nominees:

               01. J.S. Brinzo, 02. R.C. Cambre, 03. R. Cucuz, 04. J.D. Ireland III,
               05. G.F. Joklik, 06. L.L. Kanuk, 07. A.A. Massaro, 08. F.R. McAllister,
               09. J.C. Morley, 10. S.B. Oresman, 11. A. Schwartz.

         You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side or to use our Internet or toll-free telephone voting system.

                                                                           SEE REVERSE
                                                                               SIDE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

           FOR INTERNET AND TELEPHONE PROXY INSTRUCTIONS, SEE REVERSE

[X]   PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all the Board of
Directors' nominees and "FOR" proposal 2.

-------------------------------------------------------------------------------------------------------------------------------
              The Board of Directors recommends a vote FOR all proposals.
-------------------------------------------------------------------------------------------------------------------------------

                FOR  WITHHELD                                   FOR  AGAINST  ABSTAIN

1. Election of    [ ]    [ ]   2. Ratification of the            [ ]    [ ]      [ ]
   Directors                      appointment of Ernst &
   (see reverse)                  Young LLP as independent
                                  public accountants
 For, except vote withheld
 from the following nominee(s):

 --------------------------------
-------------------------------------------------------------------------------------------------------------------------------

                                IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED
                                TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY
                                COME BEFORE THE MEETING.

                                Please sign exactly as name appears hereon. Joint
                                owners should each sign. When signing as attorney,
                                executor, administrator, trustee or guardian, please
                                give full title as such.

                                --------------------------------------------------

                                --------------------------------------------------
                                    SIGNATURE(S)                           DATE

--------------------------------------------------------------------------------------------------------------------------
                                    FOLD AND DETACH HERE

Dear Shareholder:

Cleveland-Cliffs Inc encourages you to take advantage of new an convenient ways to vote your shares. You may now appoint your proxies to vote your shares electronically through the Internet or via toll-free telephone, 24 hours a day,
7 days a week. Please note that all proxy appointments through the Internet or by telephone must be received by 12:00 a.m. on May 9, 2000.

To appoint your proxies electronically you must use the control number. The control number is the series of numbers printed in the box above, just below the perforation. This number must be used to access the system.

1. To vote over the Internet:

   - Log on to the Internet and go to the web site http://www.eproxyvote.com/clf

2. To vote over the telephone:
   - On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)
   - Outside the U.S. and Canada call 201-536-8073

Your Internet or telephone authorization allows the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

If you chose to appoint your proxies electronically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.